Exhibit 4.2

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (this “Instrument”) dated as of March 16, 2015, by and among QUICKSILVER RESOURCES INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 801 Cherry Street Suite 3700, Unit 19, Fort Worth, Texas 76102 (the “Issuer”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 601 Travis Street, 16th Floor, Houston, Texas 77002 as resigning Trustee (the “Resigning Trustee”), and DELAWARE TRUST COMPANY, a Delaware state chartered trust company, having its principal corporate trust office at 2711 Centerville Road, Wilmington, DE 19808, as successor Trustee (the “Successor Trustee”).
RECITALS
There are presently outstanding under that certain Indenture, dated as of June 21, 2013 (the “Indenture”), between the Issuer and the Resigning Trustee, $325,000,000 in aggregate principal amount of 11.00% Senior Notes due 2021 (the “2021 Notes”).
The Resigning Trustee wishes to resign as (i) Trustee, (ii) Registrar, (iii) Authenticating Agent, (iv) Paying Agent, (v) the office or agency where notices and demands to or upon the Issuer in respect of the 2021 Notes and the Indenture may be served (the “Notice Agent”), and (vi) the custodian of the Global Notes (the “Notes Custodian”), in each case, for all the 2021 Notes under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:
ARTICLE ONE
THE RESIGNING TRUSTEE
Section 101. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee does hereby resign as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture.
Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:
(a) The Indenture has been validly and lawfully executed and delivered by the Resigning Trustee.
(b) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or to the best of the knowledge of the Responsible

Officers of the Resigning Trustee assigned to its corporate trust department, by the Holders of the percentage in aggregate principal amount of the 2021 Notes required by the Indenture to effect any such waiver.
(c) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.
(d) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee, and constitutes its legal, valid, and binding obligations, enforceable in accordance with its terms..
(e) $325,000,000 aggregate principal amount of indebtedness at maturity evidenced by the 2021 Notes is outstanding.
(f) Interest on the 2021 Notes has been paid in full through January 1, 2015.
(g) The Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture (the “Trusts”) and all information in the possession of its corporate trust department relating to the administration and status of the Trusts, including, without limitation, a certified list of the current registered holders of the 2021 Notes (the “Certified Holders List”) and the other documents listed in Exhibit A attached hereto, and such other documents reasonably obtainable as mutually agreed upon.
(h) As of the effective date of this Instrument, the Resigning Trustee will hold no property under the Indenture.
(i) To the best knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian under the Indenture.
(j) Each person who so authenticated the 2021 Notes was duly elected, qualified and acting as an officer or authorized signatory of the Resigning Trustee and empowered to authenticate the 2021 Notes at the respective times of such authentication and the signature of such person or persons appearing on such 2021 Notes is each such person’s genuine signature.
Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture, all the rights, powers, trusts and duties of the Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture. The

Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. For the avoidance of doubt, this Instrument shall not constitute an assumption by the Successor Trustee of any liabilities of the Resigning Trustee arising out of any action or omission by the Resigning Trustee prior to its resignation of its duties under the Indenture.
ARTICLE TWO
THE ISSUER

Section 201. [Reserved.]

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture. Pursuant to Section 7.08(b) of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee that:
(a) It is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.
(b) The Indenture (i) was validly and lawfully executed and delivered by the Issuer, (ii) has not been amended, modified, or supplemented, and (iii) is in full force and effect. The Indenture and the 2021 Notes are binding obligations of the Issuer.
(c) The 2021 Notes are validly issued securities of the Issuer.
(d) Except for the failure of the Issuer to pay interest due with respect to the Issuer’s 9⅛% Senior Notes due 2019 on February 17, 2015 (without giving effect to the applicable grace period), no other event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 6.01 of the Indenture.

(e) No covenant or condition contained in the Indenture has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the 2021 Notes required to effect any such waiver.
(f) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indenture.
(g) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer, and constitutes its legal, valid, and binding obligations, enforceable in accordance with its terms.
(h) All conditions precedent relating to the appointment of the Successor Trustee, as successor Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture have been complied with by the Issuer.
(i) $325,000,000 aggregate principal amount of indebtedness at maturity evidenced by the 2021 Notes is outstanding.
Section 204. The Issuer shall provide the Successor Trustee with such information required by the Successor Trustee in order to accept its appointment as Successor Trustee, as is or may be reasonably requested by the Successor Trustee.
Section 205. The Issuer agrees that the Successor Trustee shall be entitled to charge fees for the Successor Trustee’s services in accordance with the fee schedule submitted contemporaneously herewith to the Issuer by the Successor Trustee.
ARTICLE THREE
THE SUCCESSOR TRUSTEE
Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that the Successor Trustee is qualified and eligible under Section 7.10 of the Indenture to act as Trustee for all the 2021 Notes under the Indenture.
Section 302. Pursuant to Section 7.08 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee, Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture. References in the Indenture to the “Corporate Trust Office” or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at 2711 Centerville Road, Wilmington, Delaware 19808 or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

Section 303. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Issuer, shall cause a notice, substantially in the form annexed hereto marked Exhibit B, to be sent to each Holder of the 2021 Notes in accordance with Section 7.08(e) of the Indenture.
ARTICLE FOUR
MISCELLANEOUS
Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written; provided, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Registrar, Authenticating Agent, Paying Agent, Notice Agent, and Notes Custodian for all the 2021 Notes under the Indenture shall be effective upon the latest of, as of the close of business: (a) 10 business days after the date first above written, (b) the second business day following receipt by the Successor Trustee of the Certified Holders List, and (c) the date of receipt by The Depository Trust Company (“DTC”) of both the Resigning Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice.
Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture, which obligations shall survive the execution hereof.
Section 404. This Instrument shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.
Section 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 406 All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:
TO THE ISSUER:
Quicksilver Resources Inc.
801 Cherry Street, Suite 3700
Unit 19
Fort Worth, TX 76102
Attn: Chief Financial Officer
Facsimile: (817) 665-5016

TO THE RESIGNING TRUSTEE:
The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, Texas 77002
Attn: Rafael Martinez
Facsimile: (713) 483-6979

TO THE SUCCESSOR TRUSTEE:
Delaware Trust Company
2711 Centerville Road
Wilmington, DE 19808
Attn: Trust Administration
Facsimile: (302) 636-8666

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

QUICKSILVER RESOURCES INC., as the Issuer

By: /s/ Vanessa Gomez LaGatta Name: Vanessa Gomez LaGatta Title: Senior Vice President - Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Resigning Trustee

By: /s/ J. Chris Matthews
Name: J. Chris Matthews
Title: Vice President

DELAWARE TRUST COMPANY, as Successor Trustee

By:    /s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

[Signature Page—Instrument of Resignation, Appointment and Acceptance]

EXHIBIT A

DOCUMENTS
Documents to be delivered to the Successor Trustee:

1.	Executed copy of the Indenture.

2.	File of closing documents.

3.	Copy of most recent Officer’s Certificate delivered by the Issuer pursuant to Section 4.14 of the Indenture.

4.
Certified Holders List as of the effective date of this Instrument, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

5.
Copies of any official notices sent by the Trustee to all the Holders of the 2021 Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 7.06 of the Indenture.

6.	Notes debt service records.

7.	Trust account statements for one-year period preceding the effective date of this Instrument.

8.	All unissued Note inventory, if any and DTC FAST held global certificates.

9.	Such other nonconfidential, unprivileged documents currently in the possession of the Resigning Trustee, as the Successor Trustee may request in order to transfer the appointment to it.

[Exhibit A—Instrument of Resignation, Appointment and Acceptance]

EXHIBIT B

[DELAWARE TRUST LETTERHEAD]

NOTICE

Notice to Holders of Quicksilver Resources Inc.’s (the “Issuer”) 11.00% Senior Notes due 2021 (the “Notes”):
We hereby notify you of the resignation of The Bank of New York Mellon Trust Company, N.A. as Trustee, Registrar, Authenticating Agent, Paying Agent, and custodian of the Global Notes under that certain Indenture (the “Resigning Trustee”), dated as of June 21, 2013 (the “Indenture”), between the Issuer and the Resigning Trustee, pursuant to which your Notes were issued and are outstanding.
The Issuer has appointed Delaware Trust Company, a Delaware state chartered trust company, whose Corporate Trust Office is located at 2711 Centerville Road, Wilmington, DC 19808, as successor Trustee, Registrar, Authenticating Agent, Paying Agent, and custodian of the Global Notes under the Indenture, which appointment has been accepted and has become effective. Delaware Trust Company has also been appointed as the office or agency where the Notes may be surrendered for registration of transfer or exchange, where the Notes may be presented or surrendered for payment and where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served.

Delaware Trust Company, as successor Trustee

Dated:    March ____, 2015

[Exhibit B—Instrument of Resignation, Appointment and Acceptance]